Exhibit 99.1

SEATTLE SPINCO, INC.
2017 SHARE INCENTIVE PLAN
(adopted with effect from August 31, 2017)

1.             Purposes of the Plan.

The purpose of this Plan is to facilitate the conversion of awards over HPE common stock into awards over MF Shares, as contemplated under the Employee Matters Agreement in connection with the Merger, through the Company’s assumption and conversion of awards over HPE common stock into Assumed Awards under the Plan, and which assumption and conversion is anticipated to encourage ownership in MF by key personnel of the Company whose long-term employment is considered essential to the Company’s continued progress and, thereby, encourage recipients to act in the interest of MF shareholders and share in the success of both the Company and MF.  Subject to Annex 1, all Awards assumed under the Plan shall be settled in Shares only, and from and following the Effective Time, such Shares shall be exclusively MF Shares.

For the avoidance of doubt, all Sections of the Plan and Annex 1 shall be read in conjunction with and subject to Section 1, Section 2(h) and Section 3(a) of the Plan, as applicable.

2.             Definitions.

As used herein, the following definitions shall apply:

(a)           “Act” means the U.K. Companies Act of 2006.

(b)           “Adjustment Ratio” has the meaning given to such term in the Employee Matters Agreement.

(c)           “Administrator” means the Board, any Committee or such delegates, and from and following the Effective Time, the MF Board, any committee of the MF Board, or delegates of either, which in each case shall be administering the Plan in accordance with Section 4 of the Plan.

(d)           “Adoption Date” means August 31, 2017.

(e)           “Affiliate” means any entity that is directly or indirectly controlled by the Company or MF (from and following the Effective Time), or any entity in which the Company or MF (from and following the Effective Time) has a significant ownership interest as determined by the Administrator provided that the entity is one (i) with respect to which Shares will qualify as “service recipient stock” under Code Section 409A, and (ii) in respect of Employees who are residents of the United Kingdom, that is a subsidiary within the meaning of section 1159 of the Act.

(f)            “American Depositary Share” means an American Depositary Share representing a MF Share.

(g)           “Applicable Laws” means (i) the requirements relating to the administration of share incentive plans under (A) U.S. federal and state laws and, with respect to an Assumed Award, the laws of England and Wales or (B) any share exchange or quotation system on which HPE or, with respect to an Assumed Award, on which MF has listed or submitted for quotation the Shares to the extent provided under the terms of any such exchange or quotation system, and (ii) with respect to Awards subject to the laws of any non-U.S. jurisdiction, the laws of such jurisdiction related to securities and exchange control requests for share offerings.

(h)           “Assumed Award” means an Original Award (and any Original Dividend Equivalent Payments related thereto) held by an Employee immediately prior to the Effective Time, which has not lapsed or otherwise ceased to be capable of settlement under the rules of the Original Plan and which the Company has assumed and converted under the terms of this Plan on the Adoption Date into an award over Shares, as contemplated under  the provisions of the Employee Matters Agreement (and, without limitation, subject to the related automatic adjustments to the underlying number of shares and the exercise price, if applicable).  As of the Effective Time: (i) each Assumed Award that relates to an Original Award shall be over such number of MF Shares as is determined in accordance with Section 5.2(b) of the Employee Matters Agreement and by applying the following formula: A x B, where ‘A’ is the number of shares of HPE common stock subject to the Original Award immediately prior to its assumption and conversion under this Plan and ‘B’ is the Adjustment Ratio, with the product rounded down to the nearest whole number of MF Shares; and (ii) each Assumed Award that relates to an Original Dividend Equivalent Payment shall be over such number of MF Shares as is determined in accordance with Section 5.2(c) of the Employee Matters Agreement and by applying the following formula: A x B, where ‘A’ is the number of shares of HPE common stock subject to the Original Dividend Equivalent Payment immediately prior to its assumption and conversion under this Plan and ‘B’ is the Adjustment Ratio, with the product rounded to four decimal places.  For avoidance of doubt, each Assumed Award shall be governed by the provisions of the Award Agreement evidencing the assumption of such Assumed Award, which reflects the terms of the original HPE award agreement applicable to the Original Award and any Original Dividend Equivalent Payments to which such Assumed Award relates, except as modified under this Plan and the Award Agreement evidencing the assumption of the Assumed Award to conform to the requirements of the Act and to permit the issuance of MF Shares to Employees in satisfaction of Awards from and following the Effective Time.

(i)            “Award” means an Assumed Award, which may be in the form of a Share Award, Share Appreciation Right, or Option assumed and converted in accordance with the terms of the Plan.

(j)            “Awardee” means an individual who holds an Award under the Plan or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.

(k)           “Award Agreement” means a Share Award Agreement, SAR Agreement and/or Option Agreement, including any assumption agreement related to an Assumed Award, which may be in written or electronic format, in such form and with such terms as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan. An Award Agreement may be in the form of either (i) an agreement to be either executed by both the Awardee and the Company or offered and accepted electronically as the Administrator shall determine, in each case subject to such deadline or deadlines as may be specified by the Board or (ii) certificates, notices or similar instruments as approved by the Administrator.

(l)            “Board” means the Board of Directors of the Company, and from and following the Effective Time, means the MF Board.

(m)          “Change in Control” means the occurrence of any one of the following events:

i.              A direct or indirect acquisition by an individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of shares which, together with other direct or indirect acquisitions or beneficial ownership by such Person, results in aggregate beneficial ownership by such Person of thirty percent (30%) or more of either (1) the then outstanding MF Shares (the “Outstanding MF Shares”), or (2) the combined voting power of the then outstanding voting securities of MF (the “Outstanding MF Voting Securities”); excluding, however, the following: (a) any acquisition directly from MF, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from MF, (b) any acquisition by MF or a wholly owned Subsidiary, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by MF or any entity controlled by MF, or (d) any acquisition by any entity pursuant to a transaction which complies with clauses (a), (b) and (c) of subsection (iii) of this definition; or
ii.             A change in the composition of the Board of Directors of MF (the “MF Board”) such that the individuals who, as of the effective date of the subject action (the “Effective Date”), constitute the MF Board (the “Incumbent Board”) cease for any reason to constitute a majority of the MF Board; provided, however, that any individual who becomes a member of the MF Board subsequent to the Effective Date, whose election, or nomination for election by MF’s shareholders, was approved by a vote of a majority of those individuals then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the MF Board shall not be so considered as a member of the Incumbent Board; or

iii.            The consummation of a Corporate Transaction; excluding, however, such a Corporate Transaction pursuant to which (a) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding MF Shares and Outstanding MF Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding MF Shares, and the combined voting power of the then outstanding voting securities of the surviving or acquiring entity resulting from such Corporate Transaction or a direct or indirect parent entity of the surviving or acquiring entity (including, without limitation, an entity which as a result of such transaction owns MF or all or substantially all of MF’s assets either directly or through one or more subsidiaries) in substantially the same proportions (as compared to each other) as their ownership, immediately prior to such Corporate Transaction, of the Outstanding MF Shares and Outstanding Company Voting Securities, as the case may be, (b) no Person (other than MF, any wholly owned subsidiary, any employee benefit plan (or related trust)) sponsored or maintained by the Company and/or MF, any entity controlled by the Company and/or MF, such surviving or acquiring entity resulting from such Corporate Transaction or any entity controlled by such surviving or acquiring entity or a direct or indirect parent entity of the surviving or acquiring entity that, after giving effect to the Corporate Transaction, beneficially owns, directly or indirectly, 100% of the outstanding voting securities of the surviving or acquiring entity) will beneficially own, directly or indirectly, thirty percent (30%) or more of, respectively, the outstanding MF Shares (or comparable equity interests) of the entity resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such entity except to the extent that such ownership existed prior to the Corporate Transaction or (c) individuals who were members of the Incumbent Board will constitute a majority of the members of the board of directors (or similar governing body) of the surviving or acquiring entity resulting from such Corporate Transaction or a direct or indirect parent entity of the surviving or acquiring entity. “Corporate Transaction” means (i) a transaction pursuant to a scheme or arrangement sanctioned by a court under section 899 of the Act; (ii) a dissolution or liquidation of MF, (iii) a sale of all or substantially all of the assets of MF, (iv) a merger or consolidation of MF with or into any other corporation, regardless of whether MF is the surviving corporation, or (v) a statutory share exchange involving MF Shares.

(n)           “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(o)           “Committee” means a committee of the members of the Board appointed by the Board, and from and following the Effective Time, means a committee of the members of the MF Board appointed by the MF Board, in accordance with Section 4 of the Plan.

(p)           “Company” means Seattle SpinCo, Inc., a Delaware corporation, or its successor, being a wholly owned subsidiary of HPE and which, from and following the Effective Time, will be a wholly owned subsidiary of MF and no longer a subsidiary of HPE.

(q)           “Conversion Award” has the meaning set forth in Section 4(b)(xiii) of the Plan.

(r)            “Effective Time” has the meaning given to such term in the Merger Agreement.

(s)           “Employee” means a regular, active bona fide employee of the Company or any Affiliate, including an Officer.  Within the limitations of Applicable Law, the Administrator shall have the discretion to determine the effect upon an Award and upon an individual’s status as an Employee in the case of (i) any individual who is classified by the Company or its Affiliate as leased from or otherwise employed by a third party or as intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise, (ii) any leave of absence approved by the Company or an Affiliate, (iii) any period of notice or garden leave under non-U.S. law, (iv) any transfer between locations of employment with the Company or an Affiliate or between the Company and any Affiliate or between any Affiliates, and (v) at the request of the Company or an Affiliate an employee becomes employed by any partnership, joint venture or corporation not meeting the requirements of an Affiliate in which the Company or an Affiliate is a party.

(t)           “Employee Matters Agreement” means that certain Employee Matters Agreement dated September 7, 2016 (as from time to time amended), by and among HPE, the Company and MF, relating to the transfer of employees in connection with the separation of the Company’s business from HPE’s business and Merger with MF, which Employee Matters Agreement is incorporated herein by reference.

(u)           “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(v)           “Fair Market Value” means, unless the Administrator determines otherwise, as of any date, the closing sales price for such Share on the New York Stock Exchange (the “NYSE”) or, if not traded on the NYSE, such other principal securities exchange for such Shares, as of such date (or if no sales were reported on such date, the closing sales price on the last preceding day on which a sale was made), as reported in such source as the Administrator shall determine.

(w)          “Grant Date” means the date or event specified by the Administrator on which a grant of an Award will become effective (which date with respect to an Option or a SAR will not be earlier than the date on which the Administrator takes action with respect thereto); in the case of an Assumed Award, the Grant Date means the grant date applicable to the Original Award to which such Assumed Award relates.

(x)           “HP” means Hewlett Packard Company, a Delaware corporation.

(y)           “HPE” means Hewlett Packard Enterprise Company, a Delaware corporation.

(z)           “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(aa)         “Merger” means that merger of Seattle MergerSub Inc., a Delaware corporation, with and into the Company which shall occur at the Effective Time, pursuant to the terms and conditions of the Merger Agreement.

(bb)        “Merger Agreement” means the Agreement and Plan of Merger dated September 7, 2016 (as from time to time amended), by and among HPE, the Company, MF, Seattle Holdings, Inc. and Seattle MergerSub Inc.

(cc)         “MF” means Micro Focus International PLC, a company incorporated under the laws of England and Wales with company number 05134647.

(dd)        “MF Shares” means the ordinary shares of MF (and, at the election of the Company, American Depositary Shares).

(ee)         “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(ff)           “Officer” means a person who is an officer of the Company, HPE or MF (from and following the Effective Time) within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(gg)         “Option” means a right granted under Section 8, including any such right that is an Assumed Award, to purchase a number of Shares or Restricted Share Units at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Option Agreement”). Both Options intended to qualify as Incentive Stock Options and Nonstatutory Stock Options may be granted under the Plan.

(hh)         “Original Award” means a restricted stock unit granted by HPE over HPE common stock under the Original Plan after May 24, 2016 and prior to September 1, 2016, which the Company has assumed under the terms of this Plan and which qualifies for automatic conversion into an award over MF Shares, effective as of the Effective Time and as contemplated under (and subject to the related automatic adjustments including, without limitation, to the number of shares and the exercise price, if applicable) the provisions of the Employee Matters Agreement.

(ii)           “Original Dividend Equivalent Payment” means a dividend equivalent payment that accrued on an Original Award, which dividend equivalent payment the Company has assumed under the terms of this Plan and which qualifies for automatic conversion into a payment over MF Shares, effective as of the Effective Time and as contemplated under (and subject to the related automatic adjustments including, without limitation, to the number of shares) the provisions of the Employee Matters Agreement.

(jj)           “Original Plan” means the HPE 2015 Stock Incentive Plan, as more particularly specified in the Employee Matters Agreement (including, for the avoidance of doubt, any sub-plans adopted thereunder).

(kk)         “Parent” means any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Award, each of the corporations other than the Company owns shares possessing 50 percent or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

(ll)           “Plan” means this Seattle SpinCo, Inc. 2017 Share Incentive Plan, as amended and restated, from time to time under which Original Awards have been assumed and converted into Assumed Awards by the Company.

(mm)       “Qualifying Performance Criteria” shall have the meaning set forth in Section 13(b) of the Plan.

(nn)        “Restricted Share Unit” means a bookkeeping entry representing an amount equivalent to the value of one Share, payable in Shares. Restricted Share Units represent an unfunded and unsecured obligation of the Company, and from and following the Effective Time, MF, including any such right that is an Assumed Award, except as otherwise provided for by the Administrator.

(oo)         “Share” means (i) prior to the Effective Time,  a share (par value $0.01 per share) of HPE’s common stock, and (ii) from and after the Effective Time, a fully paid MF Share, as adjusted in accordance with Section 14 of the Plan.

(pp)         “Share Appreciation Right” or “SAR” means a right granted under Section 8, including any such right that is an Assumed Award, which entitles the recipient to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of the Share Appreciation Right over the exercise price thereof on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the “SAR Agreement”). A Share Appreciation Right shall be settled in Shares.  Share Appreciation Rights may be granted in tandem with another Award or freestanding and unrelated to another Award.

(qq)         “Share Award” means an award or delivery of Shares or Restricted Share Units made under Section 11 of the Plan and any dividend equivalent rights granted thereunder, including any such right that is an Assumed Award, the grant, delivery, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as are expressed in the agreement or other documents evidencing the Award (the “Share Award Agreement”).

(rr)          “Subsidiary” means any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations beginning with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of determination, Shares possessing 50% or more of the total combined voting power of all classes of Shares in one of the other corporations in such chain. For the purposes of any Assumed Award following the Effective Time, a Subsidiary shall mean a subsidiary within the meaning of Section 1159 of the Act.

(ss)         “Termination of Employment” shall mean ceasing to be an Employee. However, for Incentive Stock Option purposes, Termination of Employment will occur when the Awardee ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or one of its Subsidiaries. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or business unit, or a joint venture, shall be deemed to result in a Termination of Employment.

(uu)        “Total and Permanent Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.

3.             Shares Subject to the Plan.

(a)           Aggregate Limits. Subject to the provisions of Section 14 of the Plan, the aggregate number of Shares subject to Awards under the Plan shall not exceed 100,000 Shares, which number shall be reduced to reflect such actual number of HPE shares of common stock subject to the Assumed Awards as of immediately prior to the Effective Time, and from and following the Effective Time, the aggregate number of MF Shares that may be subject to Assumed Awards shall be such aggregate number of MF Shares as are determined to be subject to Assumed Awards in accordance with Section 2(h) of the Plan. The Shares subject to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares. With respect to Assumed Awards, from and following the Effective Time, the MF Shares issued to satisfy such Assumed Awards shall be fully paid and, to the extent permitted by the laws of England and Wales, will be made available from MF Shares acquired by or gifted to the Company, newly allotted and issued MF Shares, or MF Shares acquired by or issued or gifted to the trustee of an employee benefit trust established by MF in connection with the Plan or otherwise.  For avoidance of doubt, any Shares delivered pursuant to an Assumed Award shall reduce the maximum number of Shares deliverable under this Section 3(a); other than the Assumed Awards that come into existence on the Adoption Date, no further Awards shall be granted under the Plan.

(b)           Delivery of Shares. For purposes of Section 3(a), the aggregate number of Shares delivered under the Plan at any time shall equal only the number of Shares actually delivered upon exercise or settlement of an Award. If any Shares subject to an Award granted or assumed under the Plan are forfeited or otherwise terminates without the delivery of such Shares, the Shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for grant under the Plan. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for delivery under the Plan if such Shares are: (i) Shares delivered to or withheld by the Company to pay the exercise price of an Option, (ii) Shares delivered to or withheld by the Company to pay the withholding taxes related to an Award, or (iii) Shares repurchased by the Company on the open market with the proceeds of an Award paid to the Company by or on behalf of the Awardee. For the avoidance of doubt, when SARs are exercised and settled in Shares, the full number of Shares exercised will no longer be available for delivery under the Plan.

4.             Administration Of The Plan.

(a)           Procedure.

i.              Multiple Administrative Bodies. The Plan shall be administered by the Board, one or more Committees and/or their respective delegates.

ii.             Section 162. To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, Awards to “covered employees” within the meaning of Section 162(m) of the Code or Employees that the Committee determines may be “covered employees” in the future shall be made by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

iii.            Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), Awards to Officers and members of the Board shall be made by the entire Board or a Committee of two or more “non-employee directors” within the meaning of Rule 16b-3.

iv.            Other Administration. Subject to Applicable Law, the Board or a Committee may delegate to an authorized Officer or Officers the power to approve Awards to persons eligible to receive Awards under the Plan who are not (A) subject to Section 16 of the Exchange Act or (B) at the time of such approval, “covered employees” under Section 162(m) of the Code.

v.             Delegation of Authority for the Day-to-Day Administration of the Plan. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b)           Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator shall have the authority, in its discretion:

i.              to select the Awardees to whom Awards are to be granted hereunder;

ii.             to determine the number of Shares to be covered by each Award granted hereunder;

iii.            to determine the type of Award to be granted to the selected Awardees;

iv.            to approve forms of Award Agreements for use under the Plan;

v.             to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted or assumed and converted hereunder. Such terms and conditions include, but are not limited to, the exercise and/or purchase price, the time or times when an Award may be exercised or settled (which may or may not be based on performance criteria), the vesting schedule, any vesting and/or exercisability acceleration or waiver of forfeiture restrictions, the acceptable forms of consideration, the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine and may be established at the time an Award is granted or assumed and converted or thereafter;

vi.           to suspend the right to exercise Awards during any blackout period that is necessary or desirable to comply with the requirements of Applicable Laws and/or to extend the Award exercise period for an equal period of time in a manner consistent with Applicable Law;

vii.           to correct defects and supply omissions in the Plan and any Award Agreement and to correct administrative errors;

viii.          to construe and interpret the terms of the Plan (including sub-plans, Award Agreements and Plan and Award Agreement addenda) and Awards granted or assumed and converted pursuant to the Plan;

ix.            to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt the rules and procedures regarding the conversion of local currency, withholding procedures and handling of Share certificates which vary with local requirements and (B) to adopt sub-plans, Award Agreements and Plan and Award Agreement addenda and to establish employee benefit trusts as the Administrator deems desirable, to accommodate non-U.S. laws, regulations and practice;

x.             to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans, Award Agreements and Plan and Award Agreement addenda;

xi.            to modify or amend each Award, including, but not limited to, the acceleration of vesting and/or exercisability, provided, however, that any such amendment is subject to Section 14 of the Plan and may not materially impair any outstanding Award unless agreed to in writing by the Awardee;

xii.           to extent permitted under Applicable Law, to allow Awardees to satisfy withholding tax amounts by electing to have the Company withhold from the Shares to be delivered upon exercise of an Option or SAR, or vesting or settlement of a Share Award that number of Shares having a value not in excess of the amount required to be withheld. The value of the Shares to be withheld shall be determined in such manner and on such date that the Administrator shall determine or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by an Awardee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may provide;

xiii.          to authorize conversion or substitution under the Plan of any or all stock options, share appreciation rights or other share awards held by service providers of an entity acquired by the Company (the “Conversion Awards”). Any conversion or substitution shall be effective as of the close of the merger or acquisition. The Conversion Awards may be Nonstatutory Stock Options or Incentive Stock Options, as determined by the Administrator, with respect to options granted by the acquired entity; provided, however, that with respect to the conversion of share appreciation rights in the acquired entity, the Conversion Awards shall be Nonstatutory Stock Options, unless otherwise determined by the Administrator. Unless otherwise determined by the Administrator at the time of conversion or substitution, all Conversion Awards shall have the same terms and conditions as Awards generally granted by the Company under the Plan;

xiv.          to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted or assumed and converted by the Administrator;

xv.           to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by an Awardee or other subsequent transfers by the Awardee of any Shares delivered as a result of or under an Award, including without limitation, (A) restrictions under an insider trading or market abuse policy and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

xvi.          to provide, either at the time an Award is granted or assumed and converted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Awardee to receive, without payment to the Company, a number of Shares, the amount of which is determined by reference to the value of the Award; and

xvii.         to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted or assumed and converted hereunder.

(c)           Effect of Administrator’s Decision. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted or assumed and converted hereunder, shall be final and binding on all Awardees or other persons claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any Officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

5.             Eligibility.

Awards may only be granted to or held by Employees.

6.             Term of Plan.

The Plan shall be approved by shareholders of the Company and shall become effective as of immediately prior to the Effective Time. It shall continue in effect for a term of ten (10) years from the later of the date the Plan or any amendment to add shares to the Plan is approved by shareholders of the Company unless terminated earlier under Section 15 of the Plan; provided, however, that no Incentive Stock Options may be granted after the 10th anniversary of the date that the Plan (or share reserve increase, as applicable) is approved by the Board or by shareholders, if earlier.

7.             Term of Award.

The term of each Award shall be determined by the Administrator and stated in the Award Agreement. In the case of an Option or SAR, the term shall be ten (10) years from the Grant Date or such shorter term as may be provided in the Award Agreement; provided that the term may be ten and one-half (10 1/2) years in the case of Options granted to Awardees in certain jurisdictions outside the United States as determined by the Administrator.

8.            Options and Share Appreciation Rights.

The Administrator may grant an Option or SAR, or provide for the grant of an Option or SAR, either from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the satisfaction of an event or condition whether or not within the control of the Awardee.

(a)           Option or SAR Agreement. Each Option or SAR Agreement shall contain provisions regarding (i) the number of Shares that may be delivered upon exercise of the Option or SAR, (ii) the type of Option, (iii) the exercise price of the Shares and the means of payment for the Shares, (iv) the term of the Option or SAR, (v) such terms and conditions on the vesting and/or exercisability of an Option or SAR as may be determined from time to time by the Administrator, (vi) restrictions on the transfer of the Option or SAR and forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(b)           Exercise Price. The per share exercise price for the Shares to be delivered pursuant to exercise of an Option or SAR shall be determined by the Administrator, subject to the following:

i.              The per Share exercise price of an Option or SAR shall be no less than 100% of the Fair Market Value per Share on the Grant Date.

ii.             Notwithstanding the foregoing, at the Administrator’s discretion, Assumed Awards and Conversion Awards that are granted in substitution and/or conversion of Original Awards in the form of options or stock appreciation rights of HPE or an acquired entity, may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of such substitution and/or conversion if such exercise price is determined in a manner that complies with the requirements of Sections 409A and 424 of the Code, as applicable.

(c)           No Option or SAR Repricings. Other than in connection with a change in the Company’s capitalization (as described in Section 14(a) of the Plan), the exercise price of an Option or SAR may not be reduced without shareholder approval (including canceling previously awarded Options or SARs in exchange for cash, other Awards, Options or SARs with an exercise price that is less than the exercise price of the original Option or SAR). Nothing in this Section 8(c) shall be construed to apply to the issuance of an Option that is an Assumed Award or the issuance or assumption of an Option or SAR in connection with the acquisition by the Company or a subsidiary of an unrelated entity provided such actions are taken in a manner that complies with the requirements of Section 409A and 424 of the Code, as applicable.

(d)           Vesting Period and Exercise Dates. Options or SARs granted under this Plan shall vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the Option’s or SAR’s term as determined by the Administrator. To the extent the Administrator determines that all or part of an Award of Options shall be exercisable prior to vesting thereof, any Shares purchased upon exercise of unvested Options will be subject to forfeiture until the date that the related Options would have otherwise become vested. The Administrator shall have the right to make the vesting and/or exercisability of any Option or SAR granted under this Plan subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Administrator. At any time after the grant of an Option or SAR, the Administrator may reduce or eliminate any restrictions surrounding the vesting or exercisability of all or part of the Option or SAR.

(e)           Form of Consideration for Exercising an Option. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option. Acceptable forms of consideration may include:

i.              cash;

ii.             check or wire transfer (denominated in U.S. Dollars);

iii.            subject to any conditions or limitations established by the Administrator, withholding of Shares deliverable upon exercise, which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

iv.            consideration received by the Company under a broker‑assisted sale and remittance program acceptable to the Administrator (subject to Applicable Law including for Assumed Awards, the Act);

v.             such other consideration and method of payment for the delivery of Shares to the extent permitted by Applicable Laws; or

vi.            any combination of the foregoing methods of payment.

9.             Incentive Stock Option Limitations/Terms.

(a)           Eligibility. Only employees (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or any of its Subsidiaries may be granted Incentive Stock Options.

(b)           $100,000 Limitation. Notwithstanding the designation “Incentive Stock Option” in an Option Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds U.S. $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 9(b), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the Grant Date.

(c)           Effect of Termination of Employment on Incentive Stock Options. Generally. Unless otherwise provided for by the Administrator, upon an Awardee’s Termination of Employment, any outstanding Incentive Stock Option granted to such Awardee, whether vested or unvested, to the extent not theretofore exercised, shall terminate immediately upon the Awardee’s Termination of Employment.

(d)           Leave of Absence. For purposes of Incentive Stock Options, no leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or a Subsidiary is not so guaranteed, an Awardee’s employment with the Company shall be deemed terminated on the ninety‑first (91st) day of such leave for Incentive Stock Option purposes and any Incentive Stock Option granted to the Awardee shall cease to be treated as an Incentive Stock Option and shall terminate upon the expiration of the three month period following the date the employment relationship is deemed terminated.

(e)           Transferability. The Option Agreement must provide that an Incentive Stock Option cannot be transferable by the Awardee otherwise than by will or the laws of descent and distribution, and, during the lifetime of such Awardee, must not be exercisable by any other person. If the terms of an Incentive Stock Option are amended to permit transferability, the Option will be treated for tax purposes as a Nonstatutory Stock Option.

(f)            Other Terms. Option Agreements evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Administrator, with the applicable provisions of Section 422 of the Code; however, for clarity’s sake, the Administrator makes no guarantee that an Incentive Stock Option shall remain qualified under Section 422 of the Code.

10.           Exercise of Option or SAR.

(a)           Procedure for Exercise; Rights as a Shareholder.

i.              Any Option or SAR assumed hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the respective Award Agreement. Unless the Administrator provides otherwise: (A) no Option or SAR may be exercised during any leave of absence other than an approved personal or medical leave with an employment guarantee upon return, (B) an Option or SAR shall continue to vest during any authorized leave of absence and such Option or SAR may be exercised to the extent vested and exercisable upon the Awardee’s return to active employment status.

ii.             An Option or SAR shall be deemed exercised when the Company receives (A) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option or SAR; (B) full payment for the Shares with respect to which the related Option is exercised; and (C) with respect to Nonstatutory Stock Options or SARs, satisfaction of all applicable withholding taxes.

iii.            Shares delivered upon exercise of an Option or SAR shall be delivered in the name of the Awardee. Unless provided otherwise by the Administrator or pursuant to this Plan, until the Shares are delivered (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a Company shareholder shall exist with respect to the Shares subject to an Option or SAR, notwithstanding the exercise of the Option or SAR.

iv.            The Company shall deliver (or cause to be delivered) such Shares as soon as administratively practicable after the Option or SAR is exercised. An Option or SAR may not be exercised for a fraction of a Share.

(b)          Effect of Termination of Employment on Nonstatutory Stock Options or SARs. Unless otherwise provided for by the Administrator prior to the Awardee’s Termination of Employment, upon an Awardee’s Termination of Employment, any outstanding Nonstatutory Stock Option or SAR granted to such Awardee, whether vested or unvested, to the extent not theretofore exercised, shall terminate immediately upon the Awardee’s Termination of Employment.

11.          Share Awards.

(a)           Share Award Agreement. Each Share Award Agreement shall contain provisions regarding (i) the number of Shares and/or Restricted Share Units subject to such Share Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares and/or Restricted Share Units granted, delivered, transferred, retainable and/or vested, (iv) such terms and conditions on the grant, delivery, transfer, vesting and/or forfeiture of the Shares and/or Restricted Share Units as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the Share Award and (vi) such further terms and conditions in each case not inconsistent with this Plan and Applicable Law as may be determined from time to time by the Administrator.

(b)           Restrictions and Performance Criteria. The grant, issuance, retention and/or vesting of each Share Award may be subject to such performance criteria and level of achievement versus these criteria as the Administrator shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Awardee. Notwithstanding anything to the contrary herein, the performance criteria for any Share Award that is intended to satisfy the requirements for “performance‑based compensation” under Section 162(m) of the Code shall be established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing not later than the earlier of ninety (90) days after the commencement, or within the first 25%, of the period of service to which the performance goals relates, provided that the outcome is substantially uncertain at that time.

(c)           Forfeiture. Unless otherwise provided for by the Administrator prior to the Awardee’s Termination of Employment, upon the Awardee’s Termination of Employment, the Share Award and the Shares subject thereto shall be forfeited, provided that to the extent that the Awardee purchased any Shares, to the extent permitted under Applicable Law, the Company shall have a right to repurchase the unvested Shares at the original price paid by the Awardee.

(d)           Rights as a Shareholder. Unless otherwise provided by the Administrator, the Awardee shall not have the rights equivalent to those of a holder of a Share and shall be a shareholder only after Shares are delivered or transferred (as evidenced by the appropriate entry on the books of HPE or MF or of a duly authorized transfer agent of HPE or MF) to the Awardee. Unless otherwise provided by the Administrator, an Awardee holding Share Awards shall be entitled to receive dividend equivalent rights payable in Shares subject to the same vesting conditions as the underlying Restricted Share Units. Notwithstanding the foregoing, (i) dividends or dividend equivalent rights may accrue in connection with a Share Award, but shall not be paid, until the applicable Shares and/or Restricted Share Units relating to the Share Award become vested or settled, as applicable, and (ii) to the extent such vesting or settlement does not occur with respect to a Share Award (e.g., as a result of a forfeiture in connection with the Termination of Employment or termination of service of the applicable Awardee), any accrued dividend or dividend equivalent rights shall be forfeited and cancelled or deposited in an employee benefit trust established by the Company or its Subsidiary, Parent or such other entity as determined by the Committee.

13.           Other Provisions Applicable to Awards.

(a)           Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution. The Administrator may make an Award transferable to an Awardee’s “family member” (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the U.S. Securities Act of 1933, as amended), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners. If the Administrator makes an Award transferable, either on the Grant Date or thereafter, such Award shall contain such additional terms and conditions as the Administrator deems appropriate, and any transferee shall be deemed to be bound by such terms upon acceptance of such transfer.

(b)           Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (i) cash flow (including operating cash flow or free cash flow) or cash conversion cycle; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in: earnings or earnings per share, cash flow, revenue, gross margin, operating expense or operating expense as a percentage of revenue; (v) share price; (vi) return on equity or average shareholder equity; (vii) total shareholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue (on an absolute basis or adjusted for currency effects); (xii) net profit or net profit before annual bonus; (xiii) income or net income; (xiv) operating income or net operating income; (xv) operating profit, net operating profit or controllable operating profit; (xvi) operating margin or operating expense or operating expense as a percentage of revenue; (xvii) return on operating revenue; (xviii) market share or customer indicators; (xix) contract awards or backlog; (xx) overhead or other expense reduction; (xxi) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index or another index; (xxii) credit rating; (xxiii) strategic plan development and implementation, attainment of research and development milestones or new product invention or innovation; (xxiv) succession plan development and implementation; (xxv) improvement in productivity or workforce diversity, (xxvi) attainment of objective operating goals and employee metrics; and (xxvii) economic value added. To the extent consistent with Section 162(m) of the Code, the Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (A) asset write‑downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; and (E) any unusual or infrequently occurring or special items.

(c)           Certification. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Shares).

(d)           Discretionary Adjustments Pursuant to Section 162(m). Notwithstanding satisfaction or completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of Shares, Options, SARs or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

14.           Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a)           Changes in Capitalization. Subject to any required action by the shareholders of the Company or, with respect to an Assumed Award, MF, (i) the number and kind of Shares available for delivery under the Plan and/or covered by each outstanding Award, (ii) the price per Share subject to each such outstanding Award and (iii) the Share limitations set forth in Section 3 of the Plan, may be proportionately adjusted by the Administrator for any of the following occurring after the Effective Time: any increase or decrease in the number or kind of issued shares resulting from a share split, reverse share split, extraordinary dividend, alteration of capital, capitalization of profits, bonus issue or other distribution (whether in the form of cash, Shares, other securities or other property (other than regular, cash dividends)), combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration or any other variation of share capital affecting the Shares; provided, however, that conversion of any convertible securities shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance of Shares of any class, or securities convertible into Shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

(b)           Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of MF following the Effective Time, the Administrator shall notify each Awardee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide at any time for an Option to be fully vested and exercisable until ten (10) days prior to such transaction. In addition, the Administrator may provide that any restrictions on any Award shall lapse prior to the transaction, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed transaction.

(c)           Change in Control. In the event there is a Change in Control following the Effective Time, as determined by the Board or a Committee, the Board or Committee may, in its discretion, (i) provide for the assumption or substitution of, or adjustment to, each outstanding Award; and (ii) accelerate the vesting of Awards and terminate any restrictions on Awards.  For the avoidance of any doubt, the Merger shall not constitute a Change in Control for purposes of this Section 14(c).

15.           Amendment and Termination of the Plan.

(a)           Amendment and Termination. The Administrator may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the shareholders of the Company or, with respect to an Assumed Award, MF, in the manner and to the extent required by Applicable Law. In addition, without limiting the foregoing, unless approved by the shareholders of the Company or, with respect to an Assumed Award, MF, no such amendment shall be made that would:

i.              increase the maximum number of Shares for which Awards may be granted under the Plan, other than an increase pursuant to Section 14 of the Plan;

ii.             reduce the minimum exercise price for Options or SARs granted under the Plan;

iii.            reduce the exercise price of outstanding Options or SARs; or

iv.            materially expand the class of persons eligible to receive Awards under the Plan.

(b)           Effect of Amendment or Termination. No amendment, suspension or termination of the Plan shall impair the rights of any Award, unless mutually agreed otherwise between the Awardee and the Administrator, which agreement must be in writing and signed by the Awardee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c)           Effect of the Plan on Other Arrangements. Neither the adoption of the Plan by the Board or a Committee, nor the submission of the Plan to the shareholders of the Company or, with respect to an Assumed Award, MF, for approval shall be construed as creating any limitations on the power of the Administrator to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of awards otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

16.           Designation of Beneficiary.

(a)           If permitted under the applicable Award Agreement, an Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to Awardee’s Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan pursuant to terms and conditions permitted by the Administrator. To the extent that Awardee has completed a designation of beneficiary while employed with HP or HPE or a subsidiary or affiliate thereof, such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee to the extent enforceable under Applicable Law.

(b)           Such designation of beneficiary may be changed by the Awardee at any time by written notice. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, the Company shall allow the executor or administrator of the estate of the Awardee to exercise the Award, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may allow the spouse or one or more dependents or relatives of the Awardee to exercise the Award to the extent permissible under Applicable Law.

17.           No Right to Awards or to Employment.

No person shall have any claim or right to be granted an Award and the grant or assumption and conversion of any Award shall not be construed as giving an Awardee the right to continue in the employ of the Company or its Parent or Affiliates. Further, the Company and its Parent and Affiliates expressly reserve the right, at any time, to dismiss any Employee or Awardee at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

18.           Legal Compliance.

Shares shall not be delivered pursuant to the exercise of an Option, Share Appreciation Right or Share Award unless the exercise of such Option, Share Appreciation Right or Share Award and the delivery or transfer of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

19.           Inability to Obtain Authority.

To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful delivery and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to deliver, transfer, or sell such Shares as to which such requisite authority shall not have been obtained.

20.           Reservation of Shares.

The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

21.           Notice.

Any written notice to the Company required by any provisions of this Plan shall be addressed to the Secretary of the Company and shall be effective when received.

22.           Governing Law; Interpretation of Plan and Awards.

(a)           This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Delaware.

(b)           In the event that any provision of the Plan or any Award granted or assumed under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(c)           The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.

(d)           The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(e)           All questions arising under the Plan or under any Award shall be decided by the Administrator in its total and absolute discretion. In the event the Awardee believes that a decision by the Administrator with respect to such person was arbitrary or capricious, the Awardee may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision, and the Awardee shall as a condition to the receipt of an Award be deemed to explicitly waive any right to judicial review.

(f)            Notice of demand for arbitration shall be made in writing to the Administrator within thirty (30) days after the applicable decision by the Administrator. The arbitrator shall be selected by the Administrator. The arbitrator shall be an individual who is an attorney licensed to practice law in the State of Delaware. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

23.           Limitation on Liability.

The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to an Employee, an Awardee or any other persons as to:

(a)           The Non-Delivery of Shares. The non-delivery, transfer, or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful delivery, transfer, and sale of any Shares hereunder; and

(b)           Tax Consequences. Any tax consequence expected, but not realized, by any Awardee, Employee, Awardee or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.

24.           Unfunded Plan.

Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees who are granted Share Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. Neither the Company nor MF (from or following the Effective Time) shall be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or MF (from and following the Effective Time) or the Administrator be deemed to be a trustee of Shares to be awarded under the Plan. Any liability of the Company or MF (from and following the Effective Time) to any Awardee with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company or MF shall be deemed to be secured by any pledge or other encumbrance on any property of the Company or MF. Not the Company, the Administrator, or MF (from and following the Effective Time) shall be required to give any security or bond for the performance of any obligation which may be created by this Plan.

ANNEX 1

This Annex 1 to the Seattle SpinCo, Inc. 2017 Share Incentive Plan (the “Plan”) governs Awards granted or assumed and converted under the Plan that are payable in cash in accordance with the terms of the Original Award to which they relate or that the Committee has determined in its absolute discretion should be payable in cash.  Any Awards granted or assumed and converted pursuant to this Annex 1 are subject to all of the terms and conditions set forth in the Plan except as modified by the following provisions, which shall replace and/or supplement certain provisions of the Plan, as indicated below.  Any Award that may be settled in cash shall be granted or assumed and converted only under this Annex 1 to the Plan.

1.             Purpose of the Plan. The following paragraph shall replace Section 1 of the Plan:

Purpose.  The purpose of this Annex 1 of the Plan is to encourage ownership in or the financial success of the Company by key personnel whose long-term employment is considered essential to the Company’s continued progress and, thereby, encourage recipients to act in the shareholders’ interest and share in the Company’s success and to provide an opportunity for cash-settled Awards to incentivize and reward Employees.

2.             Definitions.  Capitalized terms used in this Annex 1 shall have the same definitions as set forth in the Plan, except for the following terms:

“Award” means a Cash Award, Share Award, Share Appreciation Right, Option or Assumed Award granted or assumed and converted in accordance with the terms of the Plan that may be payable in cash.

“Award Agreement” means a Cash Award Agreement, Share Award Agreement and/or Option Agreement, which may be in written or electronic format, in such form and with such terms as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan. An Award Agreement may be in the form of either (i) an agreement to be either executed by both the Awardee and the Company or offered and accepted electronically as the Administrator shall determine or (ii) certificates, notices or similar instruments as approved by the Administrator.

“Cash Award” means a bonus opportunity pursuant to which an Awardee may become entitled to receive an amount based on the satisfaction of such performance criteria as are specified in the Award Agreement or other documents evidencing the Award (the “Cash Award Agreement”).

“Share Appreciation Right” means “Share Appreciation Right” or “SAR” means a right granted under Section 8, including any such right that is an Assumed Award, which entitles the recipient to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of the Share Appreciation Right over the exercise price thereof on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the “SAR Agreement”). The Administrator shall determine whether a Share Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares.  Share Appreciation Rights may be granted in tandem with another Award or freestanding and unrelated to another Award.

3.             Shares Subject to the Plan. The following sentence shall supplement Section 3 for purposes of Awards granted under this Annex 1:

(a)            Aggregate Limits. Shares subject to any Award granted or assumed and converted under Annex 1 of the Plan that are settled in cash shall again be available for purposes of the Plan.

4.             Administration of the Plan. The following paragraph shall replace Section 4(b)(xvi) for purposes of Awards granted or assumed and converted under this Annex 1:

(b)           Power of Administrator.

(xvi) to provide, either at the time an Award is granted or assumed and converted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Awardee to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount which is determined by reference to the value of the Award; and

5.             Cash Awards. Each Cash Award will confer upon Awardee the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one (1) year.

(a)           Cash Award. Each Cash Award Agreement shall contain provisions regarding (i) the target and maximum amount payable to the Awardee as a Cash Award, (ii) the performance criteria and level of achievement versus these criteria which shall determine the amount of such payment, (iii) the period as to which performance shall be measured for establishing the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Cash Award prior to actual payment, (vi) forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with the Plan or this Annex 1, as may be determined from time to time by the Administrator. The maximum amount payable as a Cash Award that is settled for cash may be a multiple of the target amount payable, but the maximum amount payable in any fiscal year pursuant to that portion of a Cash Award granted or assumed and converted under this Plan to any Awardee that is intended to satisfy the requirements of “performance based compensation” under Section 162(m) of the Code shall not exceed U.S. $15,000,000.

(b)           Restrictions and Performance Criteria.  The Administrator shall establish the performance criteria and level of achievement versus these criteria which shall determine the target and the minimum and maximum amount payable under a Cash Award, which criteria may be based on financial performance and/or personal performance evaluations.  The Administrator may specify the percentage of the target Cash Award that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of a Cash Award that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code shall be measured by the Administrator based on one or more Qualifying Performance Criteria established by the Administrator and specified in writing not later than the earlier of, 90 days after the commencement, or within the first 25%, of the period of service to which the performance goal relates, provided the outcome is substantially uncertain at that time.

(c)           Timing and Form of Payment. The Administrator shall determine the timing of payment of any Cash Award. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit an Awardee to elect (in a manner consistent with Section 409A of the Code) for the payment of any Cash Award to be deferred to a specified date or event.  The Administrator may specify the form of payment of Cash Awards, which may be cash or property, or may provide an Awardee to have the option for his or her Cash Award, or such portion thereof as the Administrator may specify, to be paid in whole or in part in cash or other property.

(d)           Termination of Employment.  Unless otherwise provided for by the Administrator prior to the Awardee’s Termination of Employment, upon Awardee’s Termination of Employment, any Cash Awards issued hereunder shall be forfeited.

6.             Adjustment upon Changes in Capitalization, Dissolution, Merger or Asset Sale. The following sentence shall supplement Section 14 for purpose of Awards granted or assumed and converted under this Annex 1:

(c)           Change in Control.  In the event there is a Change in Control following the Effective Time, as determined by the Board or a Committee, the Board or Committee may, in its discretion, also provide for the cancellation of Awards for a cash payment to the Awardee.

7.             Unfunded Plan. The following sentence shall supplement Section 24 for purpose of Awards granted or assumed and converted under this Annex 1:

The Company and from and following the Effective Time, MF, shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Administrator be deemed to be a trustee of Shares or cash to be awarded under the Plan.